INDEPENDENT REGISTERED ACCOUNTING FIRM CONSENT

We consent to the use of this Amendment No.  4 to the Registration Statement on Form S-1 of China Logistics Group, Inc. of our report dated May 18, 2009 and September 25, 2009 , relating to the consolidated balance sheets of China Logistics Group, Inc. and its subsidiaries as of December 31, 2008 and 2007 and the related consolidated statements of operations and comprehensive income , stockholders' (deficit) equity and cash flows for the years ended December 31, 2008 and 2007.  We also consent to the reference to us under the heading "Experts" in such Prospectus.

/s/ SHERB & CO., LLP
SHERB & CO., LLP

Boca Raton, Florida
February 12, 2010